EXHIBIT 99.1

GlyEco Reports Fiscal Second Quarter Financial Results

Record Quarter Net Sales Increased 27.1% and

Adjusted EBITDA Improved 19.1% for the Three-Month Period

PHOENIX, AZ / ACCESSWIRE / August 18, 2015 / A leader in sustainable glycol technologies, GlyEco, Inc. (OTCQB: GLYE) ("GlyEco" or the "Company"), announced the following financial results (in accordance with U.S. generally accepted accounting principles (“GAAP”) for its fiscal quarter ended June 30, 2015, as reported through the filing on August 14, 2015 of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission:

Second Quarter Highlights

  Historical high quarterly revenue of $2,041,901, which is 23.0% higher than the previous quarterly revenue record (Q3 2013).
  Reduced corporate operating expenses for the second quarter ended June 30, 2015 by 23.8% to $795,246 from $1,043,874 in the same period last year, representing the lowest expense level in the past 3 years.
  Increased finished product inventories by $285,763 to $491,172 at June 30, 2015 compared to $205,409 at June 30, 2014.
  Processing Centers (excluding New Jersey):
    Revenue for the second quarter ended June 30, 2015 increased by 20.2% to $1,173,490 from $976,172 for the same period ended June 30, 2014.
    Added 65 new national maintenance center customer locations.
    Total gallons sold during the quarter ended June 30, 2015 increased 21.1% to 278,503 from 229,953 in the same period ended June 30, 2014.
  Processing Center (Elizabeth, New Jersey):
    Revenue for the second quarter ended June 30, 2015 increased 37.7% to $868,411 from $630,818 during the same period ended June 30, 2014.
    Total gallons sold during the quarter ended June 30, 2015 increased 71.1% to 250,495 from 146,399 during the same period ended June 30, 2014.
    We are currently in negotiations with the landlord of our New Jersey facility and due to the uncertainty we have presented the operational highlights separately.
  Adjusted EBITDA (non-GAAP) for the quarter ended June 30, 2015 improved 19.1% to negative $536,121 from negative $662,715 for the quarter ended June 30, 2014.

Second Quarter Financial Review

The Company's net sales was $2.04 million for the quarter ended June 30, 2015 compared to $1.61 million for the quarter ended June 30, 2014, an increase of $.43 million or 27%. Operating loss for the quarter improved by $.03 million to negative $1.04 million, an improvement of 2.9% when compared to the negative $1.07 million of operating loss for the quarter ended June 30, 2014. Net loss available to common shareholders for the quarter ended June 30, 2015 improved by $0.03 million to negative $1.08 million, an improvement of 3.2% when compared to the negative $1.11 million of net loss available to common shareholders for the quarter ended June 30, 2014. Basic loss per share was $(0.02) for both quarters ended June 30, 2015 and June 30, 2014.

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Gross loss for the quarter ended June 30, 2015 was negative $.24 million compared to negative $.02 million for the quarter ended June 30, 2014. The increase in cost of revenues for the quarter ended June 30, 2015 was $.65 million or 40.0%, when compared to the quarter ended June 30, 2014. The increase in the gross loss was mainly attributable to the increase in cost of revenues resulting from increases in staffing, fixed production costs, operations testing, quality control procedure development and proprietary production process implementation necessary to support our future expected production levels.

Year-to-Date Highlights

  Processing Centers (excluding New Jersey):
    Revenue for the six months ended June 30, 2015 increased 22.8% to $2,304,545 from $1,876,822 in the same period ended June 30, 2014.
    Added 715 new national customer locations while retaining over 95% of customers in the same period last year.
    Total gallons sold during the six months ended June 30, 2015 increased 20.2% to 542,038 from 450,986 in the same period ended June 30, 2014.
  Processing Center (Elizabeth, New Jersey):
    Revenue for the six months ended June 30, 2015 decreased 21.9% to $1,079,807 from $1,383,209 in the same period ended June 30, 2014.
    Total gallons sold for the six months ended June 30, 2015 decreased 32.1% to 313,417 from 461,681 in the same period ended June 30, 2014.
    We are currently in negotiations with the landlord of our New Jersey facility and due to the uncertainty we have presented the operational highlights separately.
  Adjusted EBITDA (non-GAAP) for the six months ended June 30, 2015 improved 22.2% to negative $936,065 from negative $1,203,263 in the same period ended June 30, 2014.
  Corporate operating expenses decreased 25.7% to $1.62 million from $2.18 million in the same period last year.

Year-to-Date Financial Review

The Company's net sales was $3.38 million for the six months ended June 30, 2015 compared to $3.26 million for the same period ended June 30, 2014, an increase of $0.12 million or 3.8%. Operating loss for the six months ended June 30, 2015 improved by $0.24 million to negative $1.97 million, an improvement of 11.0% when compared to the negative $2.21 million of operating loss for the same period ended June 30, 2014. Net loss available to common shareholders for the six months ended June 30, 2015 improved by $2.49 million to negative $2.05 million, an improvement of 54.8% when compared to the negative $4.54 million of net loss available to common shareholders for the same period ended June 30, 2014. Basic loss per share for the six months ended June 30, 2015 was $(0.03) compared to basic loss per share of $(0.09) for the same period ended June 30, 2014.

Gross loss for the six months ended June 30, 2015 was negative $0.35 million compared to the negative $0.03 million for the same period ended June 30, 2014. The increase in cost of revenues for the six months ended June 30, 2015 was $0.44 million or 13.4%, when compared to the six months ended June 30, 2014. The increase in gross loss was mainly attributable to the increase in cost of revenues resulting from increases in staffing, fixed production costs, operations testing, quality control procedure development and proprietary production process implementation necessary to support our future expected production levels.

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Second Quarter and Year-to-Date Business Update

“We continue to make progress in our operations and our revenues in the second quarter are consistent with our expectations for growth as we add retail customers and refine our processes to deliver our concentrated and blended products. We have reduced the expenses related to corporate and are becoming more efficient on our field operations. In our New Jersey, South Carolina, and Florida facilities, we have experienced healthy revenue gains while showing our growing pains related to meeting the volume demands of our new customers. We anticipate that we will settle down these higher expenses related to this expansion in our business along with our satellite sales and delivery development, which began in the second quarter through the southern portions of the country. We have a lot of work to do, however, we are reducing the costs associated with running our business and as we move forward we believe the costs to operate and manage our growing business will fall in line with our profit expectations. Two of our facilities generated greater than 20% EBITDA margins, and we believe our footprint will meet these goals as we refine our new processes.” said Mr. David Ide, GlyEco Chief Executive Officer and President. “Our team worked exceptionally well to book and board new business through the first six months of 2015, as we updated and deployed our industry leading Quality Control and Assurance Program, deployed our initial field operations technology, and expanded into new markets. Our team is focused on continued growth and profitability.”

About GlyEco, Inc.

GlyEco collects and recycles waste glycol streams into reusable glycol products that are sold to third party customers in the automotive and industrial end-markets in the United States. Our proprietary technology allows us to recycle all five major types of waste glycol into high-quality products usable in any glycol application.  We are dedicated to being the standard in the glycol industry by providing the highest-quality products, services, and technology possible to our customers.

For further information, please visit: http://www.glyeco.com

To partner or to start a project with us, please visit: Start a Project with GlyEco!

Safe Harbor Statement This news release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the words "believe," "anticipate," "expect," "intend," "estimate," and similar expressions. All statements in this document regarding the future outlook related to GlyEco, Inc. are forward-looking statements. Such statements are based on the current expectations, beliefs, estimates and projections of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including the risk that the future data will not be as favorable as the initial results. Additional uncertainties and risks are described in our most recent Annual Report on Form 10-K. For a more detailed discussion of factors that affect GlyEco’s operations, please refer our filings with the Securities and Exchange Commission (“SEC”). Copies of these filings are available through the SEC website at  http://www.sec.gov. All forward-looking statements are based upon information available to us on the date hereof, and GlyEco undertakes no obligation to update this forward-looking information.

Contact:

GlyEco, Inc.

Dwight Mamanteo

Non-Executive Chairman

dwight@glyeco.com

866-960-1539 ext. 703

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SOURCE: GlyEco, Inc.

GLYECO, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

June 30, 2015 and December 31, 2014

	June 30,	December 31,
	2015	2014
	(unaudited)
ASSETS
Current assets
Cash	$1,454,826	$494,847
Accounts receivable, net	1,309,477	786,056
Prepaid expenses	116,064	137,056
Inventories	1,056,950	567,677
Total current assets	3,937,317	1,985,636

Property, Plant and Equipment, net	7,691,206	7,889,207

Other assets
Deposits	86,688	80,708
Goodwill	835,295	835,295
Other intangible assets, net	3,355,447	3,461,361
Total other assets	4,277,430	4,377,364

Total assets	$15,905,953	$14,252,207

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$1,361,604	$1,649,361
Due to related parties	44,491	62,500
Notes payable	121,476	121,905
Capital lease obligations	340,754	326,656
Total current liabilities	1,868,325	2,160,422

Non-current liabilities
Note payable - non-current portion	-	2,971
Capital lease obligation - non-current portion	722,640	896,422
Total non-current liabilities	722,640	899,393

Total liabilities	2,590,965	3,059,815

Stockholders' equity
Preferred stock; 40,000,000 shares authorized; $0.0001 par value; 0 shares issued and outstanding as of June 30, 2015 and December 31, 2014	-	-
Common stock, 300,000,000 shares authorized; $0.0001 par value; 70,776,884 and 58,033,560 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	7,078	5,804
Additional paid in capital	37,460,705	33,284,831
Accumulated deficit	(24,152,795)	(22,098,243)
Total stockholders' equity	13,314,988	11,192,392

Total liabilities and stockholders' equity	$15,905,953	$14,252,207

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GLYECO, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

For the three and six months ended June 30, 2015 and 2014

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Sales, net	$2,041,901	$1,606,990	$3,384,352	$3,260,031
Cost of goods sold	2,281,624	1,629,257	3,731,888	3,290,680
Gross profit (loss)	(239,723)	(22,267)	(347,536)	(30,649)

Operating expenses
Consulting fees	122,461	144,744	219,770	285,910
Share-based compensation	296,513	238,758	630,100	711,532
Salaries and wages	128,500	243,579	269,446	515,154
Legal and professional	64,035	199,388	185,937	236,301
General and administrative	183,736	217,406	318,030	434,426
Total operating expenses	795,246	1,043,875	1,623,284	2,183,322

Loss from operations	(1,034,969)	(1,066,141)	(1,970,820)	(2,213,971)

Other (income) and expenses
Interest income	(95)	(66)	(176)	(644)
Interest expense	40,912	45,466	83,907	90,443
Total other (income) and expenses	40,817	45,400	83,733	89,799

Loss before provision for income taxes	(1,075,786)	(1,111,541)	(2,054,552)	(2,303,770)

Provision for income taxes	-	-	-	-

Net loss	$(1,075,786)	$(1,111,541)	$(2,054,552)	$(2,303,770)

Premium on Series AA Preferred conversion to common shares	-	-	-	2,243,410

Net loss available to common shareholders	$(973,360)	$(1,111,541)	$(1,952,126)	$(4,547,180)

Basic and diluted loss per share	$(0.02)	$(0.02)	$(0.03)	$(0.09)

Weighted average number of common shares outstanding (basic and diluted)	70,427,963	51,906,725	66,786,804	50,707,479

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GLYECO, INC. AND SUBSIDIARIES

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Non-GAAP)

For the three months and six months ended June 30, 2015 and 2014

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net loss	$(1,075,786)	$(1,111,541)	$(2,054,552)	$(2,303,770)

Interest expense	40,912	45,466	83,907	90,443
Income tax expense			-	-
Depreciation and amortization	202,240	164,602	404,480	298,532
Stock-based compensation	296,513	238,758	630,100	711,532
Adjusted EBITDA	$(536,121)	$(662,715)	$(936,065)	$(1,203,263)

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